Exhibit 4.3

THE SECOND AMENDED AND RESTATED WARRANT EVIDENCED HEREBY, AND THE SECURITIES ISSUABLE HEREUNDER, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR THE APPLICABLE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION OR RESALE, AND SHALL NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED DISPOSITION IS THE SUBJECT OF A CURRENTLY EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SEE SECTION 10.

Second Amended and Restated Warrant to Purchase Stock

Name of Company:	TG-17, Inc., a Delaware corporation
Number of Warrant Shares:	703,583, subject to adjustment as provided herein
Class/Series of Stock:	Series B-1 Preferred stock, par value $0.0001 per share (“Series B-1 Preferred Stock”), subject to the terms hereof

Exercise Price:	$0.438760 per share, subject to there terms hereof and adjustment as provided herein

Original Issue Date:	June 5, 2019
A&R Issue Date:	November 17, 2023
Expiration Date:	The earlier of (1) the date that is ten (10) years after the Original Issue Date, (2) the Initial Public Offering (as defined below) and (3) a Liquid Acquisition (as defined below)

This Second Amended and Restated Warrant (this “Warrant”) amends, restates, supersedes, and replaces in its entirety that certain Amended and Restated Warrant to Purchase Stock issued by the Company to Holder (as each is defined below) and dated November 23, 2022 (as further amended from time to time, the “Original Warrant”). Such amendment and restatement shall be effective upon the execution of this Second Amended and Restated Warrant to Purchase Stock by the Company and Holder. Upon such execution, all provisions of, rights granted and covenants made in the Original Warrant are hereby waived, released and superseded in their entirety by the provisions hereof and shall have no further force or effect.

This Warrant certifies that, for value received, Eastward Fund Management, LLC (together with any successor or permitted assignee or transferee of this Warrant, “Holder”) is entitled to purchase up to the above-stated number of fully paid and non-assessable Warrant Shares of the above-stated Class/Series of Stock from the Company at the Exercise Price at any time or from time to time prior to the Expiration Date, subject to the provisions and upon the terms and conditions set forth in this Warrant.

Following each Closing (as defined in that certain Series B Preferred Stock Purchase Agreement by and between the Company and certain Purchasers as defined therein and dated on or about the date hereof (the “Series B SPA”)) for Shares (as defined in the Series B SPA), the Number of Warrant Shares issuable under this Warrant shall be modified to reflect the number of shares of Series B-1 Preferred Stock equal to three quarters of one percent (0.75%) of the Company’s aggregate equity ownership, on an as-if-converted and fully diluted basis (calculated including all outstanding shares of capital stock of the Company and all outstanding options, warrants (including this Warrant), convertible notes, SAFEs, and other convertible securities exercisable for capital stock of the Company).

The term “Initial Public Offering” shall mean the first consummation of a firm commitment underwritten public offering of shares of the class of common stock issuable hereunder (or upon conversion or exchange of securities issuable hereunder) registered under the Securities Act of 1933, as amended, where, following such consummation, such class of common stock is listed for trading on a national securities exchange.

1. Exercise of Warrant.

The Holder may exercise this Warrant, in whole or in part, at any time prior to 5:00 p.m. on the Expiration Date by surrendering it (with the subscription form at the end of this Warrant duly executed and indicating the whole number of Warrant Shares with respect to which the Holder shall then be exercising the Warrant) at the principal office of the Company at the time of exercise (currently 18 West 18th St., New York, NY 10011), and, unless the Holder is converting this Warrant pursuant to Section 2, together with a certified, registered or bank cashier’s check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company (hereinafter, the term “Payment” shall mean payment in this manner) for the aggregate Exercise Price for the Warrant Shares being purchased. Upon such exercise of this Warrant, in whole or in part, the Holder shall receive: (i) a certificate or certificates in the name of the Holder for the number of whole Warrant Shares to which the Holder shall then be entitled; (ii) cash equal in value to any fractional share to which the Holder shall then be entitled (with the amount of such cash to be calculated in such reasonable manner as the Board of Directors of the Company (the “Board”) shall determine); and (iii) if this Warrant shall not have been fully exercised and shall not have expired, a new warrant of like tenor representing the Warrant Shares not so acquired. No fractional shares shall be issued to the Holder in respect of any exercise of this Warrant.

2. Conversion Right.

(A) In lieu of Payment of the aggregate Exercise Price in the manner specified in Section 1 above, the Holder shall have the right (but not the obligation), to require the Company to convert this Warrant, in whole or in part, into Warrant Shares (the “Conversion Right”) as provided for in this Section 2. Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without any Payment by the Holder) that number of Warrant Shares equal to the quotient obtained by dividing (x) the value of the Warrant at the time the Conversion Right is exercised, by (y) the Fair Market Value of one Warrant Share immediately prior to the exercise of the Conversion Right. For purposes of this Section, the “value” of the Warrant shall be determined by subtracting the aggregate Exercise Price for the Warrant Shares being converted from the aggregate Fair Market Value of the Warrant Shares being converted (as determined immediately prior to the exercise of the Conversion Right). If such quotient shall include any fraction of a Warrant Share, then in lieu of such fraction the Company shall deliver to the Holder cash equal in value to such fractional share (determined in the manner specified in Section 1 above).

(B) The Conversion Right may be exercised by the Holder on any business day prior to 5:00 p.m. on the Expiration Date by delivering the Warrant, with the subscription form at the end of this Warrant to the Company duly executed, indicating that the Holder is exercising the Conversion Right and specifying the total number of Warrant Shares with respect to which the Holder is exercising the Conversion Right.

(C) Fair Market Value of one Warrant Share as of a particular date (the “Determination Date”) shall mean:

(i) If shares of the Class/Series of Stock for which this Warrant is exercisable are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), then the Fair Market Value shall be the average of the closing or last sale prices (or, in the absence of a closing or last sale price for a day, the average of the best bid and ask prices for that day) of a share of the Class/Series of Stock for the ten business days prior to the Determination Date; or

(ii) If shares of the Class/Series of Stock for which this Warrant is exercisable are not then traded in a Trading Market, then the Fair Market Value shall be the higher of (x) the book value per share, and (y) the fair value as reasonably determined in good faith by the Board or a duly appointed committee of the Board (which determination shall be reasonably described in a written notice delivered to the Holder together with the certificates for the Warrant Shares).

3. Reservation of Warrant Shares; No Restrictions. The Company shall, at all times during the term of this Warrant, reserve a sufficient number of shares of the Class/Series of Stock for which the Warrant is exercisable to permit the full exercise of this Warrant. All securities and other property issuable upon exercise or conversion of this Warrant shall be free and clear of all restrictions upon sale or transfer, except (a) such as may exist under the Company’s Certificate of Incorporation and By-Laws as constituted on the date of this Warrant; (b) such as may exist or arise under agreements between the Holder, on the one hand, and the Company or others, on the other hand, with respect to the securities of the Company; and (c) such as may be imposed by applicable securities laws.

4. Adjustments to the Warrant Shares and Exercise Price. The rights of the Holder shall be subject to the following terms and conditions:

(A) Adjustments for Subdivision or Combination. If the Company at any time or from time to time after the Original Issue Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of the Class/Series of Stock issuable upon exercise hereof into a greater number of shares, the Exercise Price in effect immediately before that subdivision shall be proportionately decreased and the number of Warrant Shares shall be proportionately increased. If the Company at any time or from time to time after the Original Issue Date combines (by reverse stock split or otherwise) the outstanding shares of the Class/Series of Stock issuable upon exercise hereof, the Exercise Price in effect immediately before the combination shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(B) Adjustments for Certain Dividends and Distributions. In the event that at any time or from time to time after the Original Issue Date the Company shall make or issue, or fix a record date for the determination of holders of the class of securities issuable upon exercise hereof who are entitled to receive a dividend or distribution payable in additional shares of the Class/Series of Stock or other securities or property (other than cash), then and in each such event, unless such dividend or distribution results in an adjustment of the Exercise Price pursuant to Section 4(A), provision shall be made so that the Holder shall receive upon exercise hereof in addition to the securities receivable hereupon, the amount of securities of the Company that the Holder would have received had this Warrant been exercised on the date of such event and had Holder thereafter, during the period from the date of such event to and including the exercise date, retained such securities receivable by Holder as aforesaid during such period, giving application during such period to all adjustments called for herein.

(C) Adjustment for Reclassification, Exchange or Substitution. In the event that at any time or from time to time after the Original Issue Date, the class (or series) of securities issuable upon the exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes (or series) of stock or other securities or property, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend or distribution provided for above, or a merger, consolidation, or sale of assets provided for below or Deemed Liquidation Event (as defined in the Restated Certificate)) that is not an Acquisition subject to Section 5 hereof, then and in each such event the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of the Class/Series of Stock for which this Warrant was exercisable immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(D) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation, as in effect on the date hereof, or By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. For the avoidance of doubt, any amendment of the Restated Certificate in connection with an equity financing of the Company or to increase the number of authorized shares of capital stock of the Company shall, in each case, not be deemed an impairment of this Warrant, provided that such amendment does not materially adversely affect the rights, preferences and privileges of the Holder with respect to the Warrant Shares in a materially different manner than the holders of the Company’s Series B-1 Preferred Stock, generally.

(E) Notice of Adjustment of Number of Shares. Upon any adjustment, readjustment or other change relating to the number of Warrant Shares purchasable upon exercise of this Warrant or to the Exercise Price, then, and in each such case, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the Holder at the Holder’s address as shown on the books of the Company, which notice shall state the Exercise Price resulting from such adjustment and the number of Warrant Shares (or other securities or property) purchasable at the Exercise Price upon the exercise of this Warrant setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(F) Waiver of Adjustment of Exercise Price. Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Exercise Price pursuant to, this Section 4 may be waived, either prospectively or retroactively and either generally or in a particular instance, in each case by the Holder. Any waiver pursuant to this Section 4 shall bind all future holders of this Warrant.

5. Treatment of Warrant at Acquisition.

(A) In the event that at any time or from time to time after the Original Issue Date, the Company shall merge or consolidate with or into another entity (other than a merger or consolidation effected exclusively to change the Company’s domicile or a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity immediately following such merger or consolidation) or sell all or substantially all of its assets (an “Acquisition”) in which the consideration to be received by the Company’s stockholders (in the case of a sale of assets, upon distribution) consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities, and the fair market value of one Warrant Share as determined in accordance with Section 2(C) above would be greater than the Exercise Price in effect on such date immediately prior to such Acquisition (a “Liquid Acquisition”), and Holder has not exercised this Warrant pursuant to Section 1 above as to all Warrant Shares, then, unless the Holder shall have elected otherwise prior to the consummation of such Liquid Acquisition, this Warrant shall automatically be converted pursuant to Section 2 above as to all Warrant Shares, which conversion shall be effective immediately prior to and contingent upon the consummation of such Liquid Acquisition. Notwithstanding the foregoing, upon the closing of an Acquisition in which the fair market value of one Warrant Share as determined in accordance with Section 2(C) above is less than the Exercise Price in effect on such date immediately prior to such Acquisition, and Holder has not exercised this Warrant pursuant to Section 1 above as to all Warrant Shares, provided that the Company shall have provided to Holder not less than ten (10) days’ notice of such Acquisition, then this Warrant shall automatically expire effective immediately prior to and contingent upon the consummation of such Acquisition.

(B) Upon the closing of any Acquisition other than a Liquid Acquisition, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of the class of securities of the Company deliverable upon exercise of this Warrant would have been entitled upon such Acquisition; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth in Section 4 with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth in Section 4 (including provisions with respect to changes in and other adjustments of the Exercise Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.

(C) As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act (as defined below) and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by the Holder in connection with the Acquisition were the Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, the Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Holder in such Acquisition were the Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

6. Notice of Certain Events. In case at any time: (1) the Company shall pay any dividend or make any distribution (other than regular cash dividends from earnings or earned surplus paid at an established rate) to the holders of the class of securities issuable upon exercise of this Warrant (or securities issuable upon conversion or exchange of such securities); (2) the Company shall offer for subscription pro rata to all holders of the class of securities issuable upon exercise of this Warrant (or securities issuable upon conversion or exchange of such securities) any additional shares of stock of any class or other rights; (3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with or sale of all or substantially all of its assets to another entity; or (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of such cases, the Company shall give written notice, to the Holder at Holder’s address as shown on the books of the Company of the date on which (a) the books of the Company shall close or a record date shall be fixed for determining the shareholders entitled to such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also provide reasonable details of the proposed transaction and specify the date as of which the holders of record of the class of securities issuable upon exercise of this Warrant (or securities issuable upon conversion or exchange of such securities) shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 5 business days prior to the action in question and not less than 5 business days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.

7. Term; Automatic Conversion Upon Expiration.

(A) Term. Subject to the provisions of Section 5 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 5:00 PM on the Expiration Date and shall be void thereafter.

(B) Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Warrant Share as determined in accordance with Section 2(C) above is greater than the Exercise Price in effect on such date, then this Warrant shall, without any action by the Holder, be deemed on and as of such date to be automatically exercised pursuant to Section 2 above as to all Warrant Shares for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Warrant Shares issued upon such exercise to Holder.

8. Financial Statements and other Information. The Company shall furnish the Holder: (A) (as to itself and its subsidiaries): (i) within one hundred eighty (180) days after the end of each fiscal year of the Company, a balance sheet as at the end of such year, and the related statements of income, retained earnings and cash flows for such fiscal year, prepared in accordance with United States generally accepted accounting principles (“GAAP”), all in reasonable detail and audited by independent certified public accountants of recognized standing selected by the Company; (ii) within forty-five (45) days after the end of each quarter of the Company’s fiscal year, a balance sheet as at the end of such quarter, and the related statements of income, retained earnings and cash flows for such quarter, prepared in accordance with GAAP; and (iii) the Company’s capitalization table promptly after the end of each fiscal year of the Company; and (B) promptly upon the filing thereof, a true and correct copy of any amendment, modification, rescission or revocation of the Restated Certificate.

9. Fully-Paid Shares; Taxes. The Company covenants that (A) the shares of the Class/Series of Stock represented by each and every certificate for Warrant Shares delivered upon exercise of this Warrant shall, at the time of such delivery, be duly authorized, validly issued and outstanding, and fully paid and nonassessable, (B) the Company shall take any and all actions as may be necessary to ensure that the par value or stated value, if any, of each Warrant Share is at all times equal to or less than the then Exercise Price; and (C) the Company will pay when due and payable any and all stamp, original issue or similar taxes that may be payable in respect of issuance of any Warrant Shares or certificates for Warrant Shares.

10. Restrictions upon Transfer. Each Holder acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (a) an effective registration statement under the Act as to the securities to be disposed of and registration or qualification of such securities under any applicable Blue Sky or state securities law then in effect, or (b) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required. The Company shall not require the Holder to provide an opinion of counsel if the transfer is to an affiliate of the Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

Without limiting the generality of the foregoing, unless the offering and sale of the Warrant Shares to be issued upon the particular exercise of the Warrant shall have been effectively registered under the Act, the Company shall be under no obligation to issue the shares covered by such exercise unless and until the Holder shall have executed an investment letter in form and substance reasonably satisfactory to the Company, including a warranty at the time of such exercise that it is acquiring such shares for its own account, for investment and not with a view to, or for sale in connection with, the distribution of any such shares in violation of the Act, in which event the Holder shall be bound by the provisions of the following legend, which shall be endorsed upon the certificate(s) evidencing the Warrant Shares issued pursuant to such exercise:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and may not be sold, pledged, hypothecated or otherwise transferred unless a registration statement under the Act is in effect with regard thereto and such sale, pledge, hypothecation or other transfer is registered or qualified under applicable state law or unless exemptions from such registration and qualification under the Act and such state law are available.

11. No Distribution. The Holder of this Warrant, by acceptance hereof, represents and warrants that this Warrant has been acquired for the Holder’s own account without a view to, or for sale in connection with, a distribution thereof in violation of the Act. Notwithstanding the foregoing, the Company agrees that the Holder shall have the right to grant participation interests in this Warrant.

12. Shareholders’ Agreement; Market Stand-off.

(a) The Holder shall, as a condition to the exercise of this Warrant, become a party to the Company’s Amended and Restated Stockholders’ Agreement by and between the Company and the Company’s stockholders party thereto, dated as of October 1, 2018, as it may be amended (the “Stockholders’ Agreement”), as an “Investor” by signing a counterpart signature page to thereto.

(b) “Market Stand-off” Agreement. Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or Preferred Stock, or any securities convertible into or exercisable or exchangeable for any such shares or shares held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such shares or any securities convertible into or exercisable or exchangeable for any such shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such shares or other securities, in cash or otherwise. The foregoing provisions of this section (i) shall not apply to the sale of any equity securities to an underwriter pursuant to an underwriting agreement, and (ii) shall only be applicable to Holder if all officers, directors and holders of greater than one percent (1%) of the Company’s outstanding securities (on an as converted basis) enter into similar agreements. Notwithstanding the foregoing, the Company and the managing underwriter may extend the market stand-off period specified above solely to the extend extent necessary to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, without limitation, the restrictions, if any, contained in FINRA Rule 2241 or any successor provisions or amendments thereto. The underwriters in connection with the Company’s Initial Public Offering are intended third-party beneficiaries of this section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Public Offering that are consistent with this section or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the above described securities of each Holder until the end of such period.

Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing the all of above described securities of Holder:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S INITIAL REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

In the event of any conflict between the provisions of this section and the Stockholders’ Agreement, the Stockholders’ Agreement shall govern.

13. Disclosure of Information. The Holder, by acceptance hereof, represents that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

14. Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. By acceptance hereof, the Holder represents and warrants that it has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

15. Books of the Company. The Company may treat the Holder of this Warrant as appearing on the Company’s books at any time as the Holder for all purposes. Upon written request, the Company shall permit any Holder or the duly authorized attorney of such Holder, during ordinary business hours, to inspect and copy or make extracts from the books showing the registered holders of Warrants, provided that such information shall be subject to the confidentiality obligations contained in that certain Loan and Security Agreement dated as of June 5, 2019 between initial Holder as Lender and the Company as Borrower (as amended and as the same may be further amended from time to time, the “Loan Agreement”).

16. Loss, Theft, Destruction or Mutilation of Warrant. If this Warrant shall be lost, stolen, destroyed, or mutilated, the Company shall execute and deliver to the Holder a replacement warrant of like date, tenor, and denomination upon receipt by the Company of (a) evidence reasonably satisfactory to the Company of the occurrence of such event, and (b) (i) in the event of mutilation, upon surrender and cancellation of this Warrant, or (ii) in the event of loss, theft, or destruction of this Warrant, of indemnity reasonably satisfactory to the Company.

17. Holder Not Shareholder. This Warrant does not, prior to its exercise, confer upon the Holder any right to vote, or to consent, or to receive notice, or otherwise to act, as a shareholder of the Company in respect of any matters whatsoever, or confer or impose upon the Holder any other rights or liabilities of a shareholder of the Company. Notwithstanding the foregoing, upon the exercise of this Warrant in accordance with the procedures contained herein, the Holder shall forthwith be deemed a stockholder of the Company in respect of the securities so subscribed and paid for and the Warrant Shares, when issued, shall be subject to the terms and conditions of the Restated Certificate, and the Holder hereby agrees to become a party to, and be bound by, the terms and conditions of the Stockholders’ Agreement, including without limitation certain restrictions on transfers contained therein.

18. Publicity. The Company hereby consents to Holder publishing the Company’s name and logo on financial reports that Holder provides to its limited partners and potential investors.

19. Notices and Other Communications. Any notice or other communication under this Warrant shall be effective and shall be deemed to have been given if, and only if, the same shall have been given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to Holder at the address listed on the signature page or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

21. Headings. The headings contained in this Warrant have been inserted as a matter of convenience, do not form part of, and shall not affect construction of, this Warrant.

22. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts wholly made, accepted and performed within that jurisdiction, without application of principles of conflict of laws.

IN WITNESS WHEREOF, the parties have caused this Second Amended and Restated Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Original Issue Date written above.

“COMPANY”

TG-17, INC.

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer

Address:	85 Broad Street
9 FL
New York, NY 10004

Email:	Doron.Kempel@ourbond.com

Acknowledged:

“HOLDER”

EASTWARD FUND MANAGEMENT, LLC

By:	/s/ Dennis P. Cameron
Name:	Dennis P. Cameron
Title:	Chief Executive Officer

Address:	432 Cherry Street
West Newton, MA 02465

Email:	Dennis@eastwardcp.com

SIGNATURE PAGE TO TG-17, INC. SECOND AMENDED AND RESTATED WARRANT TO PURCHASE STOCK

SUBSCRIPTION

Date: ____________________

To:	TG-17, Inc. (the “Company”)
85 Broad Street
9 FL
New York, NY 10004

(1) ☐ The undersigned hereby elects to purchase ________ shares of Series B-1 Preferred Stock (the “Shares”) of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full.

☐ The undersigned hereby elects to convert this Warrant with respect to ________ shares of Series B-1 Preferred Stock (the “Shares”) of the Company pursuant to its Conversion Right set forth in Section 2 of the attached Warrant.

(2) Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

________________________

(Name)

________________________

________________________

(Address)

(3) The undersigned is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws. The undersigned understands that the reliance by the Company on exemptions under the Act is predicated in part upon the truth and accuracy of the statements of the undersigned in this Subscription.

The undersigned represents and warrants that (1) it has been furnished with all information which it deems necessary to evaluate the merits and risks of the acquisition of the Shares; (2) it has had the opportunity to ask questions concerning the Shares and the Company and all questions posed have been answered to its satisfaction; (3) it has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Shares and the Company; and (4) it has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of acquiring the Shares and to make an informed investment decision relating thereto.

The undersigned hereby represents and warrants that it is purchasing the Shares for its own account and not with a view to the sale or distribution of all or any part of the Shares in violation of the Act.

The undersigned understands that because the Shares have not been registered under the Act, it must bear the economic risk of the investment for an indefinite time and the Shares cannot be sold unless the Shares are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available.

The undersigned consents to the placing of the legend on its certificate for the Shares in accordance with the terms of the Warrant and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Shares until the Shares may be legally resold or distributed without restriction.

EASTWARD FUND MANAGEMENT, LLC

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